NEWS RELEASE

Coeur Reports First Quarter 2021 Results
Reaffirms Full-Year 2021 Guidance

Chicago, Illinois - April 28, 2021 - Coeur Mining, Inc. (“Coeur” or the “Company”) (NYSE: CDE) today reported first quarter 2021 financial results, including revenue of $202.1 million, cash flow from operating activities of $(4.4) million and GAAP net income from continuing operations of $2.1 million, or $0.01 per share. On an adjusted basis1, the Company reported EBITDA of $65.9 million, cash flow from operating activities before changes in working capital of $41.6 million and net income from continuing operations of $13.9 million, or $0.06 per share.
The Company also reaffirmed its full-year 2021 production guidance of 322,500 - 367,500 ounces of gold and 9.7 - 12.2 million ounces of silver. Additionally, full-year cost, exploration and capital expenditure guidance was reaffirmed.

Key Highlights
•Higher margins helped drive a stronger start to the year – Coeur’s first quarter results reflect a strong start to the year led by solid production and higher prices. Notably, quarterly revenue, operating cash flow before changes in working capital1 and adjusted EBITDA1 increased 17%, 38% and 42% year-over-year, respectively
•Solid gold production and unit costs – The Company’s gold production of 85,225 ounces exceeded expectations for the quarter, tracking well towards its full-year guidance range. Additionally, all of the Company’s site-level gold unit costs were either below or within their full-year guidance ranges
•Further enhanced liquidity and balance sheet – Coeur successfully refinanced its 5.875% senior notes due 2024 with 5.125% senior notes due 2029, capturing a lower interest rate, extending the maturity and opportunistically upsizing the offering. The Company also extended the maturity of its senior secured revolving credit facility (“RCF”) from October 2022 to March 2025. Together, these efforts improved Coeur’s liquidity profile and bolstered its balance sheet, helping to enhance financial flexibility ahead of a period of planned capital intensity
•Commenced major construction on Rochester expansion – The Company began major construction on the Plan of Operations Amendment 11 (“POA 11”) expansion at its Rochester mine. Overall project progress was approximately 20% complete at the end of the first quarter. Key elements of the project timeline remain on schedule and are expected to be largely completed by late next year
•Encouraging results from aggressive investment in exploration – Following its successful program in 2020, Coeur began the year with the largest exploration campaign in Company history. The Company invested approximately $14.9 million ($9.7 million expensed and $5.2 million capitalized) in exploration during the quarter, drilling roughly 250,500 feet (76,375 meters) across all sites. Drilling activities at Silvertip and Crown ramped up significantly during the quarter, while Coeur’s other sites continued to advance their resource expansion and infill programs

“Our first quarter results were in-line with our expectations driven by strong gold production performance across our portfolio of assets, which led to double digit year-over-year increases in quarterly revenue, adjusted EBITDA1 and operating cash flow before changes in working capital1,” said Mitchell J. Krebs, President and Chief Executive Officer. “Additionally, we achieved an important milestone by commencing major construction on the expansion of our Rochester mine in Nevada. The project remains on track and is expected to be largely completed by late next year, helping to drive an anticipated step change in production and cash flow.”
Mr. Krebs continued, “We took advantage of the low interest rate environment in March to opportunistically refinance our senior notes and extend the maturity of our RCF, which fortified our financial flexibility as we head into a phase of significant planned capital investment this year and next. On the exploration front, we are seeing early encouraging results as we execute on the largest drilling campaign in Company history. By following our strategy, adhering to our capital allocation framework, and executing our near-, medium- and long-term objectives, we are confident in our ability to maximize cash flow, returns and net asset value for our stockholders.”

Financial and Operating Highlights (Unaudited)

(Amounts in millions, except per share amounts, gold/silver ounces produced & sold, and per-ounce metrics)	1Q 2021	4Q 2020	3Q 2020	2Q 2020	1Q 2020
Gold Sales	$138.3	$162.0	$167.1	$127.9	$127.6
Silver Sales	$63.8	$66.4	$62.6	$26.3	$44.9
Consolidated Revenue	$202.1	$228.3	$229.7	$154.2	$173.2
Costs Applicable to Sales[2]	$108.1	$118.6	$112.8	$90.0	$118.9
General and Administrative Expenses	$11.6	$8.4	$7.8	$8.6	$8.9
Net Income (Loss)	$2.1	$11.9	$26.9	$(1.2)	$(11.9)
Net Income (Loss) Per Share	$0.01	$0.05	$0.11	$(0.01)	$(0.05)
Adjusted Net Income (Loss)[1]	$13.9	$19.1	$38.2	$2.6	$(0.9)
Adjusted Net Income (Loss)[1] Per Share	$0.06	$0.08	$0.16	$0.01	$—
Weighted Average Shares Outstanding	244.5	244.3	243.8	240.9	240.3
EBITDA[1]	$49.7	$76.7	$77.3	$35.3	$25.5
Adjusted EBITDA[1]	$65.9	$84.0	$90.8	$42.2	$46.5
Cash Flow from Operating Activities	$(4.4)	$67.3	$79.5	$9.9	$(8.0)
Capital Expenditures	$59.4	$37.4	$23.0	$16.7	$22.2
Free Cash Flow[1]	$(63.8)	$29.8	$56.5	$(6.7)	$(30.2)
Cash, Equivalents & Short-Term Investments	$154.1	$92.8	$77.1	$70.9	$52.9
Total Debt[3]	$412.1	$275.5	$301.1	$348.6	$343.1
Average Realized Price Per Ounce – Gold	$1,664	$1,663	$1,754	$1,641	$1,490
Average Realized Price Per Ounce – Silver	$26.19	$24.21	$24.15	$16.25	$16.63
Gold Ounces Produced	85,225	96,377	95,995	78,229	85,077
Silver Ounces Produced	2.4	2.8	2.6	1.6	2.7
Gold Ounces Sold	83,112	97,400	95,283	77,933	85,635
Silver Ounces Sold	2.4	2.7	2.6	1.6	2.7

Financial Results
First quarter 2021 revenue totaled $202.1 million compared to $228.3 million in the prior period and $173.2 million in the first quarter of 2020. The Company produced 85,225 and 2.4 million ounces of gold and silver, respectively, during the quarter. Metal sales totaled 83,112 ounces of gold and 2.4 million ounces of silver.
Average realized gold and silver prices for the quarter were $1,664 and $26.19 per ounce, respectively, compared to $1,663 and $24.21 per ounce in the prior period. Gold and silver sales accounted for 68% and 32% of quarterly revenue, respectively. The Company’s U.S. operations accounted for approximately 60% of first quarter revenue, relatively consistent with the prior period.
Costs applicable to sales2 decreased 9% quarter-over-quarter to $108.1 million, largely due to lower production in the period as well as a non-cash adjustment at Rochester in the prior quarter. General and administrative expenses for the quarter totaled $11.6 million compared to $8.4 million in the prior period, reflecting higher employee-related expenses including increased costs related to annual incentive payments.
Coeur invested approximately $14.9 million ($9.7 million expensed and $5.2 million capitalized) in exploration during the quarter, compared to roughly $14.5 million ($11.6 million expensed and $2.9 million capitalized) in the fourth quarter of 2020. Slightly higher exploration investment was driven by a greater allocation to capitalized infill drilling quarter-over-quarter. See the “Operations” and “Exploration” sections for additional detail on the Company’s exploration activities.
Operating costs related to COVID-19 mitigation and response efforts totaled $3.0 million during the first quarter, compared to $5.1 million in the prior period. These costs were primarily driven by employee-related expenses at Kensington and Palmarejo, and are included in “Pre-development, reclamation, and other expenses” on the Company’s income statement. Coeur continues to implement and maintain rigorous health and safety protocols across its operations and in surrounding communities aimed at limiting the exposure and transmission of COVID-19 while minimizing business interruptions.
Coeur recorded an income tax expense of $12.8 million during the first quarter. Cash income and mining taxes paid during the period totaled approximately $26.7 million, including the annual payment of the Mexican mining royalty tax of $9.6 million.
Quarterly operating cash flow totaled $(4.4) million compared to $67.3 million in the prior period, largely driven by lower metal sales, higher cash taxes and unfavorable changes in working capital. Changes in working capital during the quarter were $(45.9) million, compared to $8.8 million in the prior period, reflecting the timing of Mexican tax payments as well as the build-up of inventories primarily related to leach pads. First quarter operating cash flow also includes a cash outflow of $7.9 million associated with the Company’s prepayment agreement at Kensington. Coeur expects the remaining $7.1 million cash outflow under the arrangement to occur in the second quarter.
Capital expenditures during the first quarter were $59.4 million compared to $37.4 million in the prior period, reflecting increased investment across the Company’s portfolio. Investment related to the POA 11 expansion at Rochester totaled $28.1 million during the quarter, compared to $14.8 million in the fourth quarter of 2020. Sustaining and development capital expenditures accounted for approximately 43% and 57%, respectively, of the Company’s total capital investment during the quarter.

Balance Sheet Update
Coeur continued to prudently manage its balance sheet during the first quarter of 2021. The Company successfully refinanced $230.0 million in aggregate principal outstanding of its 5.875% senior notes due 2024 with $375.0 million of 5.125% senior notes due 2029. The Company also extended the maturity of its $300.0 million RCF from October 2022 to March 2025. Together, these initiatives strengthened Coeur’s financial flexibility ahead of the next two years of expected capital intensity. Coeur ended the quarter with total debt3 of $412.1 million and cash and cash equivalents of $154.1 million.

Hedging Update
The Company did not execute any additional zero-cost collar (“ZCC”) hedges during the first quarter. Coeur’s hedging strategy remains focused on supporting cash flow generation during the POA 11 expansion project at Rochester, which the Company expects to fund with a combination of cash on hand, internally generated cash flow and debt capacity.
Coeur previously completed its gold hedging program for 2021 and will proactively monitor market conditions to potentially layer in additional ZCC hedges on up to 50% of expected gold production in 2022. The Company’s silver price exposure remains unhedged. An overview of the hedges currently implemented is outlined below:

	2021	2022
Gold Ounces Hedged	119,025	126,000
Avg. Ceiling ($/oz)	$1,877	$2,030
Avg. Floor ($/oz)	$1,600	$1,626

Rochester Expansion
Coeur began major construction activities on the POA 11 expansion project at Rochester in January 2021, including excavation of areas for the Merrill-Crowe process plant and crusher corridor. Project-specific offices and supporting infrastructure have been completed and are operational. At the end of the first quarter, Coeur and SNC-Lavalin (engineering, procurement and project management contractor) substantially completed detailed design work for the expansion project, and almost all of the equipment procurement and service arrangements have been committed. The Company had over $300.0 million of capital committed to the expansion project, including 72 executed contracts valued at approximately $290.0 million as of March 31, 2021. Overall project progress was approximately 20% complete at the end of the quarter.
Over the coming quarters, Coeur expects to remain focused on safely delivering the project with placement of over-liner material for the Stage VI leach pad, mobilization of a cement batch plant, construction of a new high-voltage power line and initiation of electrical substation upgrades planned mid-year. Additionally, structural steel erection for the crusher corridor is expected to begin in early 2022.
Key elements of the project timeline remain on schedule and are highlighted below:

	Expected Start Date	Target Completion Date
Leach Pad (Incl. Ancillary Facilities)	2H 2020 ✓	Mid-2022
Merrill-Crowe Process Plant	1H 2021 ✓	YE 2022
Crushing Circuit	1H 2021 ✓	YE 2022
Supporting Infrastructure	2H 2020 ✓	Mid-2022

Operations
First quarter 2021 highlights for each of the Company’s operations are provided below.
Palmarejo, Mexico

(Dollars in millions, except per ounce amounts)	1Q 2021	4Q 2020	3Q 2020	2Q 2020	1Q 2020
Tons milled	484,390	509,848	492,474	269,641	479,562
Average gold grade (oz/t)	0.06	0.08	0.07	0.07	0.07
Average silver grade (oz/t)	4.07	4.30	4.37	4.46	4.69
Average recovery rate – Au	95.7%	88.9%	91.3%	86.0%	91.6%
Average recovery rate – Ag	81.3%	81.3%	82.8%	72.2%	81.5%
Gold ounces produced	28,605	34,511	29,296	15,223	31,578
Silver ounces produced (000’s)	1,603	1,783	1,784	867	1,835
Gold ounces sold	25,687	35,359	27,252	16,924	31,287
Silver ounces sold (000’s)	1,638	1,767	1,765	875	1,895
Average realized price per gold ounce	$1,462	$1,395	$1,446	$1,399	$1,331
Average realized price per silver ounce	$26.12	$24.45	$23.98	$16.35	$17.25
Metal sales	$80.3	$92.5	$81.8	$38.0	$74.3
Costs applicable to sales[2]	$34.0	$36.1	$34.3	$18.8	$36.0
Adjusted CAS per AuOz[1]	$621	$542	$602	$686	$645
Adjusted CAS per AgOz[1]	$10.98	$9.61	$10.06	$8.13	$8.37
Exploration expense	$1.7	$2.6	$2.0	$0.9	$1.5
Cash flow from operating activities	$13.2	$43.2	$49.7	$(3.5)	$28.9
Sustaining capital expenditures (excludes capital lease payments)	$10.0	$9.0	$4.9	$4.5	$7.1
Development capital expenditures	$—	$(0.1)	$0.1	$—	$—
Total capital expenditures	$10.0	$8.9	$5.0	$4.5	$7.1
Free cash flow[1]	$3.2	$34.3	$44.7	$(8.0)	$21.8
Operational
•First quarter gold and silver production totaled 28,605 and 1.6 million ounces, respectively, compared to 34,511 and 1.8 million ounces in the prior period and 31,578 and 1.8 million ounces in the first quarter of 2020
•Gold and silver production was impacted by a 5% decrease in mill throughput quarter-over-quarter, driven by a change in mine sequencing due to geotechnically-challenging conditions as well as lower average grades. First quarter recovery rates benefited from a drawdown of in-circuit inventory
Financial
•First quarter adjusted CAS1 for gold and silver on a co-product basis increased 15% and 14% to $621 and $10.98 per ounce, respectively, compared to the prior quarter, largely driven by a decrease in average grades
•Capital expenditures increased 12% quarter-over-quarter to $10.0 million, reflecting higher planned mine development and equipment purchases
•Free cash flow1 in the first quarter totaled $3.2 million compared to $34.3 million in the prior period, driven by the payment of cash income and mining taxes totaling $25.1 million as well as lower metal sales quarter-over-quarter
Exploration

•Exploration investment for the first quarter totaled approximately $3.0 million ($1.7 million expensed and $1.3 million capitalized), compared to roughly $3.7 million ($2.6 million expensed and $1.1 million capitalized) in the prior period
•Up to seven surface and underground core rigs were active during the quarter following the success of both expansion and infill drilling during late 2020. A total of approximately 54,200 feet (16,525 meters) were drilled during the period, including 16,800 feet (5,125 meters) of expansion and 37,400 feet (11,400 meters) of infill
•Infill drilling during the quarter focused on specific zones within the Independencia and Guadalupe deposits. Surface rigs targeted areas of the Hidalgo and La Patria zones as well as the northern portion of the Independencia zone, while underground rigs focused on the southern portion of the Independencia zone
•Expansion drilling focused on the Hidalgo, North Independencia and Bavisa North/Ojito zones, located to the north of the Independencia deposit
•Expansion and greenfield target generation is expected to continue moving north and east from the Independencia and Guadalupe deposits
•In parallel, a new initiative to evaluate, target and drill the Guazapares district (located east of the Palmarejo district) was launched with the expectation of drilling to begin in the second half of the year
•Coeur plans to maintain seven active drill rigs at Palmarejo, ramping up as needed later in the year
Other
•Approximately 34% (8,738 ounces) of Palmarejo’s gold sales in the first quarter were sold under its gold stream agreement at a price of $800 per ounce
Guidance
•Full-year 2021 production is expected to be 100,000 - 110,000 ounces of gold and 6.5 - 7.8 million ounces of silver
•CAS1 are expected to be $710 - $810 per gold ounce and $11.00 - $12.00 per silver ounce
•Capital expenditures are expected to be approximately $40 - $45 million

Rochester, Nevada

(Dollars in millions, except per ounce amounts)	1Q 2021	4Q 2020	3Q 2020	2Q 2020	1Q 2020
Ore tons placed	3,240,917	4,000,889	4,523,767	3,743,331	3,428,578
Average silver grade (oz/t)	0.45	0.53	0.49	0.51	0.57
Average gold grade (oz/t)	0.003	0.002	0.002	0.002	0.002
Silver ounces produced (000’s)	774	1,020	740	728	687
Gold ounces produced	6,904	9,590	6,462	5,159	5,936
Silver ounces sold (000’s)	771	912	786	724	632
Gold ounces sold	6,934	8,672	6,834	5,278	5,473
Average realized price per silver ounce	$26.34	$24.35	$24.49	$16.11	$16.99
Average realized price per gold ounce	$1,794	$1,825	$1,882	$1,702	$1,583
Metal sales	$32.8	$38.2	$32.1	$20.6	$19.4
Costs applicable to sales[2]	$24.0	$31.7	$19.1	$18.3	$17.0
Adjusted CAS per AgOz[1]	$19.07	$20.18	$14.98	$13.75	$14.38
Adjusted CAS per AuOz[1]	$1,300	$1,537	$1,148	$1,481	$1,359
Exploration expense	$0.5	$0.8	$0.5	$1.8	$0.2
Cash flow from operating activities	$(8.7)	$4.7	$2.1	$(5.6)	$(9.3)
Sustaining capital expenditures (excludes capital lease payments)	$2.0	$2.9	$2.5	$1.5	$0.1
Development capital expenditures	$28.2	$13.9	$7.3	$4.3	$5.0
Total capital expenditures	$30.2	$16.8	$9.8	$5.8	$5.1
Free cash flow[1]	$(38.9)	$(12.1)	$(7.7)	$(11.4)	$(14.4)
Operational
•Silver and gold production during the quarter totaled 0.8 million and 6,904 ounces, respectively, compared to 1.0 million and 9,590 ounces in the fourth quarter of 2020. Year-over-year silver and gold production increased 13% and 16%, respectively
•Coeur crushed approximately 30,200 tons per day during the first quarter compared to roughly 34,000 tons per day in the fourth quarter of 2020. Additionally, the Company supplemented placement rates in the quarter by stacking approximately 524,400 tons of run-of-mine material compared to just over 877,000 tons in the prior period
•The Company encountered a new, softer ore type that required changes to crush size and throughput rates to help manage the amount of fine particles, with the ultimate goal of improving leachability and recoveries on the Stage IV leach pad
•Lower production during the quarter was primarily driven by (i) reduced leaching rates on material placed in the prior period as a result of additional fine particles, (ii) the placement of material on deeper portions of the Stage IV leach pad, (iii) lower average silver grade consistent with the mine plan, and (iv) lower placement rates. Approximately 65,000 ounces of silver were held as work-in-process inventory at the end of the period and are expected to be recovered in the second quarter
•The Company is executing the swap out of the secondary crushing unit during the month of April and plans to complete the fourth phase of its inter-lift liner strategy around mid-year. Both projects are aimed at de-risking the execution of POA 11 and further improving recovery rates on the Stage IV leach pad
Financial
•First quarter adjusted CAS1 for silver and gold on a co-product basis decreased 6% and 15% quarter-over-quarter, respectively, to $19.07 and $1,300 per ounce, primarily driven by a non-cash adjustment of approximately $7.2 million in the prior period related to a change in the Company’s recovery rate assumption on the Stage IV leach pad as well as lower production levels and fewer ounces sold during the quarter
•Capital expenditures increased 80% quarter-over-quarter to $30.2 million, largely due to the commencement of major construction on the POA 11 expansion project
•Free cash flow1 in the first quarter totaled $(38.9) million, compared to $(12.1) million in the prior period, largely driven by higher capital expenditures and lower metal sales
Exploration
•Quarterly exploration investment totaled approximately $0.7 million ($0.5 million expensed and $0.2 million capitalized), compared to roughly $1.2 million ($0.8 million expensed and $0.4 million capitalized) in the prior period
•One reverse circulation rig continued drilling the northern portion of East Rochester as well as North Rochester and East Packard during the quarter. A total of approximately 8,900 feet (2,700 meters) were drilled during the period, primarily focused on resource expansion
•The Company believes there is significant potential for resource growth both north and south of East Rochester and at North Rochester. Coeur continues to receive assay results that were not included in the updated technical report filed in December 2020, and expects to incorporate these results in its year-end 2021 reserves and resources
•For the remainder of the year, Coeur plans to ramp up exploration activities at Rochester with at least three rigs focusing on infill drilling in the Rochester and Packard pits as well as expansion drilling at North Rochester, the southern portion of East Rochester and East Packard. Separately, Coeur also plans to mobilize two rigs towards the end of the second quarter to conduct infill drilling at the Lincoln Hill zone and expansion drilling at the Gold Ridge zone, both located immediately west of Rochester
Guidance
•Full-year 2021 production is expected to be 3.2 - 4.4 million ounces of silver and 22,500 - 32,500 ounces of gold
•CAS1 in 2021 are expected to be $15.00 - $17.00 per silver ounce and $1,180 - $1,330 per gold ounce
•Capital expenditures are expected to be approximately $155 - $195 million

Kensington, Alaska

(Dollars in millions, except per ounce amounts)	1Q 2021	4Q 2020	3Q 2020	2Q 2020	1Q 2020
Tons milled	170,358	179,636	163,276	170,478	162,341
Average gold grade (oz/t)	0.19	0.20	0.18	0.21	0.21
Average recovery rate	93.2%	93.0%	93.7%	92.0%	93.5%
Gold ounces produced	30,681	32,990	26,797	33,058	32,022
Gold ounces sold	31,595	31,830	27,815	32,367	32,781
Average realized price per gold ounce, gross	$1,754	$1,837	$1,917	$1,762	$1,603
Treatment and refining charges per gold ounce	$30	$37	$35	$57	$27
Average realized price per gold ounce, net	$1,724	$1,800	$1,882	$1,705	$1,576
Metal sales	$54.5	$57.2	$52.4	$55.2	$51.7
Costs applicable to sales[2]	$31.4	$29.3	$31.5	$30.4	$30.5
Adjusted CAS per AuOz[1]	$989	$919	$1,128	$934	$928
Prepayment, working capital cash flow	$(7.9)	$5.1	$(5.1)	$7.0	$(7.0)
Exploration expense	$1.1	$0.8	$3.4	$2.6	$1.8
Cash flow from operating activities	$11.0	$31.0	$9.1	$27.8	$11.9
Sustaining capital expenditures (excludes capital lease payments)	$7.2	$5.8	$5.3	$3.9	$4.8
Development capital expenditures	$—	$—	$—	$—	$—
Total capital expenditures	$7.2	$5.8	$5.3	$3.9	$4.8
Free cash flow[1]	$3.8	$25.2	$3.8	$23.9	$7.1
Operational
•Gold production in the first quarter totaled 30,681 ounces, compared to 32,990 ounces in the prior period and 32,022 ounces in the first quarter of 2020
•Relatively lower production during the quarter was driven by a decrease in mill throughput from additional planned mill maintenance as well as slightly lower average grade as the Company developed ore headings and increased stope drilling capacity
•Jualin accounted for approximately 17% of Kensington’s first quarter production, slightly lower than the prior period of roughly 19%, due to a focus on ore development
Financial
•Adjusted CAS1 increased 8% quarter-over-quarter to $989 per ounce, largely driven by lower average grade as well as higher fuel costs and additional planned mill maintenance
•Capital expenditures increased 24% quarter-over-quarter to $7.2 million, primarily due to the timing of payments related to projects in the prior period
•Free cash flow1 in the first quarter totaled $3.8 million, including cash outflow of $7.9 million associated with the Company’s prepayment agreement at Kensington. Excluding the effect of the prepayment, free cash flow1 totaled approximately $11.7 million in the first quarter
Exploration
•Exploration investment in the first quarter totaled approximately $2.1 million ($1.1 million expensed and $1.0 million capitalized), compared to $2.2 million ($0.8 million expensed and $1.4 million capitalized) in the prior quarter
•Two underground core rigs were active during the quarter, drilling from the Elmira development drift established in 2020. A total of approximately 34,700 feet (10,575 meters) were drilled during the period, including 15,900 feet (4,850 meters) of expansion drilling and 18,800 feet (5,725 meters) of infill drilling
•Infill drilling during the quarter was primarily focused on the Elmira vein, while also occasionally testing the Johnson vein which the Company considers a resource expansion target
•The two underground rigs are expected to remain active for most of the year, continuing to target the Elmira and Johnson veins. The Company plans to add an additional rig during the second half of 2021 to drill resource expansion targets from surface
Guidance
•Production in 2021 is expected to be 115,000 - 130,000 ounces of gold
•CAS1 in 2021 are expected to be $1,010 - $1,110 per gold ounce
•Capital expenditures are expected to be approximately $23 - $30 million

Wharf, South Dakota

(Dollars in millions, except per ounce amounts)	1Q 2021	4Q 2020	3Q 2020	2Q 2020	1Q 2020
Ore tons placed	1,114,043	1,047,647	1,315,542	1,401,237	946,449
Average gold grade (oz/t)	0.030	0.024	0.025	0.032	0.025
Gold ounces produced	19,035	19,286	33,440	24,789	15,541
Silver ounces produced (000’s)	26	33	42	25	15
Gold ounces sold	18,896	21,539	33,382	23,364	16,094
Silver ounces sold (000’s)	26	35	41	23	15
Average realized price per gold ounce	$1,791	$1,835	$1,872	$1,715	$1,592
Metal sales	$34.5	$40.3	$63.5	$40.5	$25.9
Costs applicable to sales[2]	$18.7	$21.4	$27.9	$22.5	$17.8
Adjusted CAS per AuOz[1]	$952	$954	$804	$804	$1,090
Exploration expense	$0.1	$0.3	$0.5	$0.1	$—
Cash flow from operating activities	$7.8	$14.1	$39.1	$19.1	$2.6
Sustaining capital expenditures (excludes capital lease payments)	$0.4	$1.2	$0.5	$0.3	$0.4
Development capital expenditures	$1.1	$—	$—	$—	$—
Total capital expenditures	$1.5	$1.2	$0.5	$0.3	$0.4
Free cash flow[1]	$6.3	$12.9	$38.6	$18.8	$2.2
Operational
•Gold production remained relatively consistent quarter-over-quarter at 19,035 ounces, largely due to the timing of ounces placed on the leach pads. Year-over-year gold production increased 22%
•Notably, tons placed and average gold grade increased 6% and 25% quarter-over-quarter, respectively. Higher placement rates reflect favorable weather conditions, better crusher maintenance planning and enhanced operational strategies
Financial
•Adjusted CAS1 on a by-product basis remained relatively consistent quarter-over-quarter at $952 per ounce
•First quarter capital expenditures totaled $1.5 million compared to $1.2 million in the prior period, reflecting a ramp up in infill drilling

•Free cash flow1 was $6.3 million in the first quarter compared to $12.9 million in the fourth quarter of 2020, largely driven by lower metal sales
Exploration
•Exploration investment in the first quarter totaled approximately $1.2 million ($0.1 million expensed and $1.1 million capitalized), compared to roughly $0.3 million (substantially all expensed) in the prior period
•A total of approximately 38,600 feet (11,775 meters) were drilled during the period using one reverse circulation rig, focusing on infill targets at the Portland Ridge – Boston claim group (located on the southern edge of the operation)
•Coeur is in the process of evaluating 2020 drill assays, surface mapping and geochemistry results, and planning its next steps regarding Richmond Hill. The Company has an exclusive option agreement with two subsidiaries of Barrick Gold Corporation to acquire the project that expires in September 2021
•Once infill drilling at Portland Ridge is completed, expected around mid-year, Coeur plans to shift its focus to the Flossie area, west of Portland Ridge, and the Juno area, located on the north side of Wharf
Guidance
•Gold production in 2021 is expected to be 85,000 - 95,000 ounces
•CAS1 in 2021 are expected to be $960 - $1,060 per gold ounce
•Capital expenditures are expected to be approximately $5 - $8 million

Silvertip, British Columbia

(Dollars in millions)	1Q 2021	4Q 2020	3Q 2020	2Q 2020	1Q 2020
Metal sales	$—	$—	$—	$—	$1.9
Costs applicable to sales[2]	$—	$—	$—	$—	$17.7
Exploration expense	$2.9	$5.1	$3.9	$2.9	$0.3
Cash flow from operating activities	$(7.5)	$(8.2)	$(8.2)	$(14.9)	$(27.1)
Sustaining capital expenditures (excludes capital lease payments)	$5.7	$(0.5)	$(1.8)	$1.9	$4.6
Development capital expenditures	$4.7	$5.0	$3.9	$—	$—
Total capital expenditures	$10.4	$4.5	$2.1	$1.9	$4.6
Free cash flow[1]	$(17.9)	$(12.7)	$(10.3)	$(16.8)	$(31.7)
•Mining and processing activities were temporarily suspended at Silvertip on February 19, 2020 (unrelated to COVID-19)
Operational
•Coeur continued advancing Silvertip’s revised 1,750 tonnes per day flowsheet through a more comprehensive engineering and design phase, with detailed design approaching 30% completion and exploration results demonstrating the potential for mine life extensions with continued drilling
•Technical work remains focused on (i) advancing engineering to de-risk capital estimates, (ii) increasing confidence in the expected concentrate qualities from all of the existing zones of the ore body with confirmatory metallurgical testing, and (iii) enhancing schedule certainty with respect to a potential restart

•The Company plans to release an updated mine plan and economic analysis for Silvertip at the end of the year, including additional exploration results as well as information regarding the anticipated benefits of the revised 1,750 tonnes per day flowsheet which will be reflected in a technical report that is expected to be filed in early 2022
Financial
•Coeur did not realize any temporary suspension costs related to the ramp-down of active mining and processing activities during the quarter as the Company began allocating these expenses to Silvertip’s ongoing carrying costs
•Ongoing carrying costs in the first quarter were $6.9 million, compared to $4.7 million in the fourth quarter of 2020. Temporary suspension costs totaled $1.1 million in the prior period
•Capital expenditures during the first quarter totaled $10.4 million compared to $4.5 million in the prior period, reflecting work related to the potential restart and expansion of the project as well as the ramp up of infill drilling. Free cash flow1 for the quarter totaled $(17.9) million
Exploration
•Exploration investment in the first quarter totaled approximately $4.5 million ($2.9 million expensed and $1.6 million capitalized), compared to roughly $5.1 million (substantially all expensed) in the prior period
•The Company had up to six active core rigs during the quarter, ramping up from three rigs at the end of 2020. A total of approximately 80,600 feet (24,575 meters) were drilled during the period, including 47,200 feet (14,375 meters) of expansion drilling and 33,400 feet (10,200 meters) of infill drilling
•Infill and expansion drilling (both from surface and underground) focused on the 65 Zone, Discovery East, Discovery North and Camp Creek zones
•During the coming months, surface drilling is expected to continue with three active rigs targeting the Camp Creek, Discovery North and Discovery East zones
•Underground drilling is planned to ramp up to two rigs, focusing on expansion and infill drilling in the 65 Zone as well as the Central, Discovery South and Camp Creek zones
•The latest underground drill results suggest the 65 Zone has high-grade mineralization that connects the Silver Creek zone with the Discovery South zone, representing potential for significant resource growth at Silvertip
Guidance
•2021 capital expenditures are expected to total $35 - $45 million

Exploration
During the first quarter, the Company drilled roughly 250,500 feet (76,375 meters) at a total investment of approximately $14.9 million ($9.7 million expensed and $5.2 million capitalized), compared to roughly 181,800 feet (55,400 meters) at a total investment of approximately $14.5 million ($11.6 million expensed and $2.9 million capitalized) in the prior period. The increase in exploration activity was largely driven by a ramp up of drilling at Silvertip and Crown as well as the continuation of expansion and infill programs across the rest of the Company’s portfolio.
In addition to Coeur’s mine sites, up to five drill rigs were active at the Crown exploration property in southern Nevada during the first quarter. Up to four reverse circulation rigs drilled expansion holes at Daisy, SNA and C-Horst, while one diamond core rig was active at Secret Pass and C-Horst to better characterize metallurgy and geologic domains. The Company drilled approximately 33,500 feet (10,225 meters) in the quarter, compared to approximately 13,100 feet (4,000 meters) in the prior period.
For the remainder of 2021, Coeur plans to continue the same pace of resource expansion drilling within its recently received 300-acre disturbance permit at Crown. The Company also expects to receive an amended disturbance permit to begin expanding C-Horst to the south. In parallel, exploration activities are scheduled to begin in the second quarter at Sterling, focusing on infill drilling at the main Sterling deposit and expansion drilling at the Diamond Queen zone.

2021 Production Guidance

	Gold	Silver
	(oz)	(K oz)
Palmarejo	100,000 - 110,000	6,500 - 7,750
Rochester	22,500 - 32,500	3,200 - 4,400
Kensington	115,000 - 130,000	—
Wharf	85,000 - 95,000	—
Total	322,500 - 367,500	9,700 - 12,150

2021 Costs Applicable to Sales Guidance

	Gold	Silver
	($/oz)	($/oz)
Palmarejo (co-product)	$710 - $810	$11.00 - $12.00
Rochester (co-product)	$1,180 - $1,330	$15.00 - $17.00
Kensington	$1,010 - $1,110	—
Wharf (by-product)	$960 - $1,060	—

2021 Capital, Exploration and G&A Guidance

($M)
Capital Expenditures, Sustaining	$80 - $100
Capital Expenditures, Development	$180 - $225
Exploration, Expensed	$46 - $51
Exploration, Capitalized	$17 - $21
General & Administrative Expenses	$37 - $41

Note: The Company’s guidance figures assume $1,850/oz gold and $24.00/oz silver as well as CAD of 1.27 and MXN of 19.50. Guidance figures exclude the impact of any metal sales or foreign exchange hedges.

Financial Results and Conference Call
Coeur will host a conference call to discuss its first quarter 2021 financial results on April 29, 2021 at 11:00 a.m. Eastern Time.

Dial-In Numbers:        (855) 560-2581 (U.S.)
        (855) 669-9657 (Canada)
        (412) 542-4166 (International)
Conference ID:        Coeur Mining

Hosting the call will be Mitchell J. Krebs, President and Chief Executive Officer of Coeur, who will be joined by Thomas S. Whelan, Senior Vice President and Chief Financial Officer, Michael “Mick” Routledge, Senior Vice President and Chief Operating Officer, and other members of management. A replay of the call will be available through May 6, 2021.

Replay numbers:        (877) 344-7529 (U.S.)
        (855) 669-9658 (Canada)
        (412) 317-0088 (International)
Conference ID:        101 53 291

About Coeur
Coeur Mining, Inc. is a U.S.-based, well-diversified, growing precious metals producer with five wholly-owned operations: the Palmarejo gold-silver complex in Mexico, the Rochester silver-gold mine in Nevada, the Kensington gold mine in Alaska, the Wharf gold mine in South Dakota, and the Silvertip silver-zinc-lead mine in British Columbia. In addition, the Company has interests in several precious metals exploration projects throughout North America.

Cautionary Statements
This news release contains forward-looking statements within the meaning of securities legislation in the United States and Canada, including statements regarding strategy, value, cash flow, capital allocation and investment, returns, net asset values, exploration and development efforts and plans, expectations regarding the potential expansion and restart at Silvertip (including technical report timing), expectations regarding the Rochester POA 11 expansion project, hedging strategies, anticipated production, costs and expenses, COVID-19 mitigation efforts, and operations at Palmarejo, Rochester, Wharf, Kensington and Silvertip. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Coeur’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others, the risk that anticipated production, cost and expense levels are not attained, the risks and hazards inherent in the mining business (including risks inherent in developing large-scale mining projects, environmental hazards, industrial accidents, weather or geologically-related conditions), changes in the market prices of gold, silver, zinc and lead and a sustained lower price or higher treatment and refining charge environment, the uncertainties inherent in Coeur’s production, exploratory and developmental activities, including risks relating to permitting and regulatory delays (including the impact of government shutdowns), ground conditions and, grade variability, any future labor disputes or work stoppages (involving the Company and its subsidiaries or third parties), the uncertainties inherent in the estimation of mineral reserves, changes that could result from Coeur’s future acquisition of new mining properties or businesses, the loss of access or insolvency of any third-party refiner or smelter to which Coeur markets its production, the potential effects of the COVID-19 pandemic, including impacts to the availability of our workforce, continued access to financing sources, government orders that may require temporary suspension of operations at one or more of our sites and effects on our suppliers or the refiners and smelters to whom the Company markets its production and on the communities where we operate, the effects of environmental and other governmental regulations and government shut-downs, the risks inherent in the ownership or operation of or investment in mining properties or businesses in foreign countries, Coeur’s ability to raise additional financing necessary to conduct its business, make payments or refinance its debt, as well as other uncertainties and risk factors set out in filings made from time to time with the United States Securities and Exchange

Commission, and the Canadian securities regulators, including, without limitation, Coeur’s most recent reports on Form 10-K and Form 10-Q. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. Coeur disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, Coeur undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Coeur, its financial or operating results or its securities. This does not constitute an offer of any securities for sale.

Christopher Pascoe, Coeur’s Director, Technical Services and a qualified person under Canadian National Instrument 43-101, approved the scientific and technical information concerning Coeur’s mineral projects in this news release. For a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources, as well as data verification procedures and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors, Canadian investors should refer to the Technical Reports for each of Coeur’s properties, including the recently-filed Technical Report for Rochester, as filed on SEDAR at www.sedar.com.

Non-U.S. GAAP Measures
We supplement the reporting of our financial information determined under United States generally accepted accounting principles (U.S. GAAP) with certain non-U.S. GAAP financial measures, including EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, adjusted net income (loss), operating cash flow before changes in working capital and adjusted costs applicable to sales per ounce (gold and silver) or pound (zinc or lead). We believe that these adjusted measures provide meaningful information to assist management, investors and analysts in understanding our financial results and assessing our prospects for future performance. We believe these adjusted financial measures are important indicators of our recurring operations because they exclude items that may not be indicative of, or are unrelated to our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. We believe EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, adjusted net income (loss) and adjusted costs applicable to sales per ounce (gold and silver) and pound (zinc and lead) are important measures in assessing the Company’s overall financial performance. For additional explanation regarding our use of non-U.S. GAAP financial measures, please refer to our Form 10-K for the year ended December 31, 2020 and our Form 10-Q for the quarter ended March 31, 2021.

Notes
1.    EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, adjusted net income (loss), operating cash flow before changes in working capital and adjusted costs applicable to sales per ounce (gold and silver) or pound (lead and zinc) are non-GAAP measures. Please see tables in the Appendix for the reconciliation to U.S. GAAP. Free cash flow is defined as cash flow from operating activities less capital expenditures. Please see table in Appendix for the calculation of consolidated free cash flow.
2. Excludes amortization.
3. Includes capital leases. Net of debt issuance costs and premium received.

Average Spot Prices

	1Q 2021	4Q 2020	3Q 2020	2Q 2020	1Q 2020
Average Gold Spot Price Per Ounce	$1,794	$1,874	$1,908	$1,711	$1,583
Average Silver Spot Price Per Ounce	$26.26	$24.39	$24.26	$16.38	$16.90
Average Zinc Spot Price Per Pound	$1.25	$1.19	$1.06	$0.89	$0.96
Average Lead Spot Price Per Pound	$0.91	$0.86	$0.85	$0.76	$0.84

For Additional Information
Coeur Mining, Inc.
104 S. Michigan Avenue, Suite 900
Chicago, IL 60603
Attention: Paul DePartout, Director, Investor Relations
Phone: (312) 489-5800
www.coeur.com

COEUR MINING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	March 31, 2021	December 31, 2020
ASSETS	In thousands, except share data
CURRENT ASSETS
Cash and cash equivalents	$154,066	$92,794
Receivables	22,606	23,484
Inventory	53,591	51,210
Ore on leach pads	78,689	74,866
Prepaid expenses and other	27,274	27,254
	336,226	269,608
NON-CURRENT ASSETS
Property, plant and equipment, net	248,237	230,139
Mining properties, net	739,559	716,790
Ore on leach pads	87,723	81,963
Restricted assets	9,266	9,492
Equity securities	8,209	12,943
Receivables	25,605	26,447
Other	60,590	56,595
TOTAL ASSETS	$1,515,415	$1,403,977
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$96,715	$90,577
Accrued liabilities and other	62,682	119,158
Debt	21,404	22,074
Reclamation	2,299	2,299
	183,100	234,108
NON-CURRENT LIABILITIES
Debt	390,721	253,427
Reclamation	139,112	136,975
Deferred tax liabilities	34,577	34,202
Other long-term liabilities	47,399	51,786
	611,809	476,390
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Common stock, par value $0.01 per share; authorized 300,000,000 shares, 243,469,002 issued and outstanding at March 31, 2021 and 243,751,283 at December 31, 2020	2,435	2,438
Additional paid-in capital	3,610,631	3,610,297
Accumulated other comprehensive income (loss)	13,500	(11,136)
Accumulated deficit	(2,906,060)	(2,908,120)
	720,506	693,479
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,515,415	$1,403,977

COEUR MINING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

	Three Months Ended March 31,
	2021	2020
	In thousands, except share data
Revenue	$202,117	$173,167
COSTS AND EXPENSES
Costs applicable to sales(1)	108,147	118,917
Amortization	29,937	36,162
General and administrative	11,554	8,920
Exploration	9,666	6,386
Pre-development, reclamation, and other	13,712	6,555
Total costs and expenses	173,016	176,940
OTHER INCOME (EXPENSE), NET
Loss on debt extinguishment	(9,173)	—
Fair value adjustments, net	(3,799)	(8,819)
Interest expense, net of capitalized interest	(4,910)	(5,128)
Other, net	3,627	1,881
Total other income (expense), net	(14,255)	(12,066)
Income (loss) before income and mining taxes	14,846	(15,839)
Income and mining tax (expense) benefit	(12,786)	3,939
NET INCOME (LOSS)	$2,060	$(11,900)
OTHER COMPREHENSIVE INCOME (LOSS):
Change in fair value of derivative contracts designated as cash flow hedges, net of tax of $0 and $22 for the three months ended March 31, 2021 and 2020, respectively.	27,357	206
Reclassification adjustments for realized (gain) loss on cash flow hedges	(2,721)	—
Other comprehensive income (loss)	24,636	206
COMPREHENSIVE INCOME (LOSS)	$26,696	$(11,694)

NET INCOME (LOSS) PER SHARE
Basic income (loss) per share:
Basic	$0.01	$(0.05)

Diluted	$0.01	$(0.05)
(1) Excludes amortization.

COEUR MINING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended March 31,
	2021	2020
	In thousands
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$2,060	$(11,900)
Adjustments:
Amortization	29,937	36,162
Accretion	2,905	2,847
Deferred taxes	124	(5,487)
Loss on debt extinguishment	9,173	—
Fair value adjustments, net	3,799	8,819
Stock-based compensation	4,256	2,013
Gain on modification of right of use lease	—	(4,051)
Write-downs	—	10,381
Deferred revenue recognition	(8,346)	(7,548)
Other	(2,328)	(1,092)
Changes in operating assets and liabilities:
Receivables	999	(813)
Prepaid expenses and other current assets	(655)	(346)
Inventory and ore on leach pads	(17,486)	(21,925)
Accounts payable and accrued liabilities	(28,797)	(15,051)
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	(4,359)	(7,991)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(59,424)	(22,208)
Proceeds from the sale of assets	4,588	4,506
Sale of investments	935	—
Other	(17)	(17)
CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(53,918)	(17,719)
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of notes and bank borrowings, net of issuance costs	367,493	50,000
Payments on debt, finance leases, and associated costs	(243,967)	(5,901)
Silvertip contingent consideration	—	(18,750)
Other	(3,925)	(1,973)
CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	119,601	23,376
Effect of exchange rate changes on cash and cash equivalents	(51)	(626)
INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	61,273	(2,960)
Cash, cash equivalents and restricted cash at beginning of period	94,170	57,018
Cash, cash equivalents and restricted cash at end of period	$155,443	$54,058

Adjusted EBITDA Reconciliation

(Dollars in thousands except per share amounts)	LTM 1Q 2021	1Q2021	4Q 2020	3Q 2020	2Q 2020	1Q 2020
Net income (loss)	$39,587	$2,060	$11,880	$26,856	$(1,209)	$(11,900)
Interest expense, net of capitalized interest	20,490	4,910	4,719	5,096	5,765	5,128
Income tax provision (benefit)	53,770	12,786	25,027	13,113	2,844	(3,939)
Amortization	125,162	29,937	35,133	32,216	27,876	36,162
EBITDA	239,009	49,693	76,759	77,281	35,276	25,451
Fair value adjustments, net	(12,621)	3,799	(4,110)	(2,243)	(10,067)	8,819
Foreign exchange (gain) loss	2,942	773	1,581	599	(11)	76
Asset retirement obligation accretion	11,812	2,905	3,031	2,968	2,908	2,847
Inventory adjustments and write-downs	1,241	572	105	(230)	793	476
(Gain) loss on sale of assets and securities	(1,195)	(4,053)	391	2,476	(9)	(374)
Loss on debt extinguishment	9,172	9,172	—	—	—	—
Silvertip inventory write-down	3,336	—	—	1,232	2,104	10,381
Silvertip temporary suspension costs	3,655	—	1,092	838	1,725	3,509
Silvertip lease modification	—	—	—	—	—	(4,051)
Silvertip gain on contingent consideration	—	—	—	—	—	(955)
COVID-19 costs	18,288	3,005	5,138	4,037	6,108	272
Novation	3,819	—	—	3,819	—	—
Wharf inventory write-down	3,323	—	—	—	3,323	—
Adjusted EBITDA	$282,781	$65,866	$83,987	$90,777	$42,150	$46,451
Revenue	$814,411	$202,117	$228,317	$229,728	$154,249	$173,167
Adjusted EBITDA Margin	35%	33%	37%	40%	27%	27%

Adjusted Net Income (Loss) Reconciliation

(Dollars in thousands except per share amounts)	1Q2021	4Q 2020	3Q 2020	2Q 2020	1Q 2020
Net income (loss)	$2,060	$11,880	$26,856	$(1,209)	$(11,900)
Fair value adjustments, net	3,799	(4,110)	(2,243)	(10,067)	8,819
Foreign exchange loss (gain)	(43)	4,692	1,233	626	(6,620)
(Gain) loss on sale of assets and securities	(4,053)	391	2,476	(9)	(374)
Loss on debt extinguishment	9,172	—	—	—	—
Silvertip inventory write-down	—	—	1,232	2,104	10,381
Silvertip temporary suspension costs	—	1,092	838	1,725	3,509
Silvertip lease modification	—	—	—	—	(4,051)
Silvertip gain on contingent consideration	—	—	—	—	(955)
COVID-19 costs	3,005	5,138	4,037	6,108	272
Novation	—	—	3,819	—	—
Wharf inventory write-down	—	—	—	3,323	—
Adjusted net income (loss)	$13,940	$19,083	$38,248	$2,601	$(919)

Adjusted net income (loss) per share - Basic	$0.06	$0.08	$0.16	$0.01	$0.00
Adjusted net income (loss) per share - Diluted	$0.06	$0.08	$0.16	$0.01	$0.00
Consolidated Free Cash Flow Reconciliation

(Dollars in thousands)	1Q2021	4Q 2020	3Q 2020	2Q 2020	1Q 2020
Cash flow from operations	$(4,359)	$67,289	$79,464	$9,947	$(7,991)
Capital expenditures	59,424	37,393	22,996	16,682	22,208
Free cash flow	$(63,783)	$29,896	$56,468	$(6,735)	$(30,199)

Consolidated Operating Cash Flow
Before Changes in Working Capital Reconciliation

(Dollars in thousands)	1Q2021	4Q 2020	3Q 2020	2Q 2020	1Q 2020
Cash provided by (used in) operating activities	$(4,359)	$67,289	$79,464	$9,947	$(7,991)
Changes in operating assets and liabilities:
Receivables	(999)	5,617	1,497	1,536	813
Prepaid expenses and other	655	1,435	1,921	(1,081)	346
Inventories	17,486	1,491	3,066	8,056	21,925
Accounts payable and accrued liabilities	28,797	(17,331)	(28,570)	(2,047)	15,051
Operating cash flow before changes in working capital	$41,580	$58,501	$57,378	$16,411	$30,144

Reconciliation of Costs Applicable to Sales
for Quarter Ended March 31 2021

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$43,047	$27,610	$44,839	$21,207	$1,086	$137,789
Amortization	(9,059)	(3,577)	(13,445)	(2,475)	(1,086)	(29,642)
Costs applicable to sales	$33,988	$24,033	$31,394	$18,732	$—	$108,147
Inventory Adjustments	(57)	(313)	(151)	(52)	—	(573)
By-product credit	—	—	—	(700)	—	(700)
Adjusted costs applicable to sales	$33,931	$23,720	$31,243	$17,980	$—	$106,874

Metal Sales
Gold ounces	25,687	6,934	31,595	18,896		83,112
Silver ounces	1,637,695	771,354	—	26,455	—	2,435,504
Zinc pounds					—	—
Lead pounds					—	—

Revenue Split
Gold	47%	38%	100%	100%
Silver	53%	62%			—%
Zinc					—%
Lead					—%

Adjusted costs applicable to sales
Gold ($/oz)	$621	$1,300	$989	$952
Silver ($/oz)	$10.98	$19.07			$—
Zinc ($/lb)					$—
Lead ($/lb)					$—

Reconciliation of Costs Applicable to Sales
for Three Months Ended December 31 2020

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$48,672	$36,828	$42,486	$24,300	$—	$152,286
Amortization	(12,516)	(5,112)	(13,179)	(2,848)	—	(33,655)
Costs applicable to sales	$36,156	$31,716	$29,307	$21,452	$—	$118,631
Inventory Adjustments	(24)	24	(56)	(49)	—	(105)
By-product credit	—	—	—	(864)	—	(864)
Adjusted costs applicable to sales	$36,132	$31,740	$29,251	$20,539	$—	$117,662

Metal Sales
Gold ounces	35,359	8,672	31,830	21,539		97,400
Silver ounces	1,766,714	912,335		35,794	—	2,714,843
Zinc pounds					—	—
Lead pounds					—	—

Revenue Split
Gold	53%	42%	100%	100%
Silver	47%	58%			—%
Zinc					—%
Lead					—%

Adjusted costs applicable to sales
Gold ($/oz)	$542	$1,537	$919	$954
Silver ($/oz)	$9.61	$20.18			$—
Zinc ($/lb)					$—
Lead ($/lb)					$—

Reconciliation of Costs Applicable to Sales
for Three Months Ended September 30, 2020

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$46,163	$22,382	$43,053	$31,887	$1,185	$144,670
Amortization	(11,912)	(3,278)	(11,523)	(4,000)	(1,185)	(31,898)
Costs applicable to sales	$34,251	$19,104	$31,530	$27,887	$—	$112,772
Inventory Adjustments	(100)	517	(141)	(46)	—	230
By-product credit	—	—	—	(1,007)	—	(1,007)
Adjusted costs applicable to sales	$34,151	$19,621	$31,389	$26,834	$—	$111,995

Metal Sales
Gold ounces	27,252	6,834	27,815	33,382		95,283
Silver ounces	1,765,371	785,887		40,521	—	2,591,779
Zinc pounds					—	—
Lead pounds					—	—

Revenue Split
Gold	48%	40%	100%	100%
Silver	52%	60%			—%
Zinc					—%
Lead					—%

Adjusted costs applicable to sales
Gold ($/oz)	$602	$1,148	$1,128	$804
Silver ($/oz)	$10.06	$14.98			$—
Zinc ($/lb)					$—
Lead ($/lb)					$—

Reconciliation of Costs Applicable to Sales
for Three Months Ended June 30, 2020

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$26,095	$21,348	$43,235	$25,653	$1,231	$117,562
Amortization	(7,270)	(3,012)	(12,853)	(3,181)	(1,231)	(27,547)
Costs applicable to sales	$18,825	$18,336	$30,382	$22,472	$—	$90,015
Inventory Adjustments	(106)	(566)	(139)	(3,304)	—	(4,115)
By-product credit	—	—	—	(385)	—	(385)
Adjusted costs applicable to sales	$18,719	$17,770	$30,243	$18,783	$—	$85,515

Metal Sales
Gold ounces	16,924	5,278	32,367	23,364		77,933
Silver ounces	874,642	723,679		22,707	—	1,621,028
Zinc pounds					—	—
Lead pounds					—	—

Revenue Split
Gold	62%	44%	100%	100%
Silver	38%	56%			—%
Zinc					—%
Lead					—%

Adjusted costs applicable to sales
Gold ($/oz)	$686	$1,481	$934	$804
Silver ($/oz)	$8.13	$13.75			$—
Zinc ($/lb)					$—
Lead ($/lb)					$—

Reconciliation of Costs Applicable to Sales
for Three Months Ended March 31, 2020

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$49,149	$19,860	$42,429	$20,267	$23,002	$154,707
Amortization	(13,175)	(2,904)	(11,922)	(2,444)	(5,345)	(35,790)
Costs applicable to sales	$35,974	$16,956	$30,507	$17,823	$17,657	$118,917
Inventory Adjustments	73	(422)	(101)	(25)	(10,381)	(10,856)
By-product credit	—	—	—	(248)	—	(248)
Adjusted costs applicable to sales	$36,047	$16,534	$30,406	$17,550	$7,276	$107,813

Metal Sales
Gold ounces	31,287	5,473	32,781	16,094		85,635
Silver ounces	1,894,789	632,237		14,768	158,984	2,700,778
Zinc pounds					3,203,446	3,203,446
Lead pounds					2,453,485	2,453,485

Revenue Split
Gold	56%	45%	100%	100%
Silver	44%	55%			26%
Zinc					48%
Lead					26%

Adjusted costs applicable to sales
Gold ($/oz)	$645	$1,359	$928	$1,090
Silver ($/oz)	$8.37	$14.38			$11.79
Zinc ($/lb)					$1.12
Lead ($/lb)					$0.74

Reconciliation of Costs Applicable to Sales for 2021 Guidance

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf
Costs applicable to sales, including amortization (U.S. GAAP)	$196,255	$105,557	$188,349	$99,746
Amortization	(39,208)	(15,899)	(59,756)	(11,524)
Costs applicable to sales	$157,047	$89,658	$128,593	$88,222
By-product credit	—	—	—	(2,255)
Adjusted costs applicable to sales	$157,047	$89,658	$128,593	$85,967

Metal Sales
Gold ounces	107,900	27,200	127,000	89,000
Silver ounces	7,128,000	3,807,000		93,000

Revenue Split
Gold	49%	36%	100%	100%
Silver	51%	64%	—	—

Adjusted costs applicable to sales
Gold ($/oz)	$710 - $810	$1,180 - $1,330	$1,010 - $1,110	$960 - $1,060
Silver ($/oz)	$11.00 - $12.00	$15.00 - $17.00